Exhibit 99.2

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation Announce Early Acceptance of Tendered 8 1/2% Notes

Middletown, NY - August 28, 2012 - Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Companies”), wholly-owned subsidiaries of Mediacom Communications Corporation, today announced that as of 5:00 p.m., New York City time, on August 27, 2012, $73.8 million aggregate principal amount of its 8 1/2% Senior Notes due 2015 (the “Notes”), representing approximately 14.8% of the aggregate principal amount of Notes outstanding, were validly tendered and not withdrawn (the “Early Tendered Notes”), in connection with their previously announced cash tender offer to purchase up to $350 million aggregate principal amount of outstanding Notes.

Because the Companies are offering to purchase up to $350 million, or 70%, of the $500 million aggregate principal amount of Notes outstanding, the Companies have accepted $51.5 million aggregate principal amount of the Early Tendered Notes which were subject to pro-rata acceptance in accordance with the terms of the Offer to Purchase. Holders who validly tendered such Early Tendered Notes, and whose Notes are accepted for payment, will receive $1,022.50 (the “Total Consideration”), plus an amount equal to accrued interest, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $20 per $1,000 of Notes accepted for payment.

It was further announced that all conditions to the acceptance of further tenders of Notes in the tender offer have been waived. In accordance with the terms of the tender offer, Notes that are tendered after the Early Tender Date may not be withdrawn.

The tender offer is scheduled to expire at 8:00 a.m., New York City time, on September 12, 2012, unless extended or earlier terminated (the “Expiration Time”). Holders of Notes who validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date will be entitled to receive $1,002.50 per $1,000 principal amount tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the payment date for such Notes. If the tender offer is oversubscribed, the Companies will accept for purchase promptly following the Expiration Time the total amount of Notes tendered multiplied by a final proration percentage less the Early Tendered Notes that were accepted on August 27, 2012, in accordance with the proration procedures described in the Offer to Purchase relating to the tender offer. The Companies will accept for purchase, for the Total Consideration, the remaining Early Tendered Notes that were not accepted on August 27, 2012, after application of such proration procedures.

This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the Notes. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent for the tender offer, i-Deal LLC, at (888) 593-9546 (toll-free) or, for banks and brokers, (212) 849-5000. Questions regarding the tender offer may be directed to the dealer managers, Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect) and SunTrust Robinson Humphrey at (404) 926-5051 (collect).

Mediacom Communications Corporation

100 Crystal Run Road — Middletown, NY 10941 — 845-695-2600 — Fax 845-695-2639

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754